Exhibit 99.1

For Immediate Release

Kronos:	Michele Glorie	Hellman & Friedman:	Steve Bruce
	Kronos Incorporated		The Abernathy MacGregor Group
	(978) 947-2855		(212) 371-5999
	mglorie@kronos.com		sb@abmac.com

Hellman & Friedman completes acquisition of Kronos®

CHELMSFORD, Mass. — June 11, 2007 — Kronos® Incorporated (Nasdaq: KRON) today announced the completion of the acquisition of Kronos by entities affiliated with Hellman & Friedman Capital Partners VI, L.P., a private equity investment firm.

Kronos announced on March 23, 2007 a definitive agreement to be acquired by Hellman & Friedman in a transaction valued at approximately $1.8 billion. Under terms of the agreement, Kronos shareholders will receive $55.00 per share in cash for each share of Kronos common stock held.

“We are pleased with the successful outcome of this transaction, which has provided great value to our shareholders,” said Mark S. Ain, executive chairman of the Kronos Board of Directors. “This transaction affirms Kronos’ value, market leadership, and the exciting growth opportunities in front of us.”

“Today we begin our next chapter as a private company. We are thrilled with the opportunity to work together with Hellman & Friedman in pursuing our goal of becoming the first billion dollar software company exclusively focused on human capital management,” said Aron Ain, Kronos’ chief executive officer. “We look forward to working with Hellman & Friedman as our owner, partner, and guide for this exciting journey.”

“As the new owners of Kronos, we will work with management to achieve the company’s long-term business goals,” said David Tunnell, managing director of Hellman & Friedman. “Kronos is the clear market leader in using deep domain knowledge to provide specialized software to solve a deceptively complex customer problem. We believe the company has tremendous potential for growth.”

Hellman & Friedman is a leading private equity investment firm with offices in San Francisco, New York, and London and is currently investing its sixth fund, which has more than $8 billion of committed capital. Investing alongside lead investor Hellman & Friedman is JMI Equity, a private equity firm focused exclusively on the software and business services industries.

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Kronos stock will cease to trade on the Nasdaq Global Select Market at market close today, and will no longer be listed. Kronos has appointed JP Morgan as its paying agent, and, as soon as practicable, will mail a letter of transmittal and instructions to all Kronos shareholders of record. The letter of transmittal and instructions will contain information regarding how to surrender Kronos common stock in exchange for the merger consideration. Shareholders of record should be in receipt of the letter of transmittal before surrendering their shares. Shareholders who hold shares through a bank or broker will not have to take any action to have their shares converted into cash as such conversions will be handled by the bank or broker.

About Kronos Incorporated

Kronos Incorporated empowers organizations around the world to effectively manage their workforce. At Kronos, we are experts who are solely focused on delivering software and services that enable organizations to reduce costs, increase productivity, improve employee satisfaction, and ultimately enhance the level of service they provide. Kronos serves customers in more than 50 countries through its network of offices, subsidiaries, and distributors. Widely recognized as a market and thought leader in managing the workforce, Kronos has unrivaled reach with more than 30 million people using a Kronos solution every day. Learn more about Kronos at www.kronos.com.

About Hellman & Friedman LLC

Hellman & Friedman LLC is a leading private equity investment firm with offices in San Francisco, New York and London. The Firm focuses on investing in superior business franchises and serving as a value-added partner to management in select industries including financial services, professional services, asset management, software and information services, media and energy. Since its founding in 1984, the Firm has raised and, through its affiliated funds, managed over $16 billion of committed capital and is currently investing its sixth partnership, Hellman & Friedman Capital Partners VI L.P., with over $8 billion of committed capital. Other software and information services investments include: Activant Solutions Inc., Blackbaud, Inc., DoubleClick, Inc., Intergraph Corporation, Mitchell International, Inc., and Vertafore, Inc.  Other recent investments include: Artisan Partners Limited Partnership, The Nasdaq Stock Market, Texas Genco LLC, and The Nielsen Company.

About JMI Equity

JMI Equity, based in Baltimore and San Diego, is a private equity firm exclusively focused on providing growth capital to software and service companies. Founded in 1992, JMI has invested in more than 80 companies throughout North America and has approximately $700 million of capital under management. In addition to providing the first institutional capital to self-funded companies, JMI also invests in selected recapitalization and management buyout financings. Representative investments include Blackbaud, Inc., Jackson Hewitt, Inc., Mission Critical Software, Inc. (acquired by NetIQ, Inc), NEON Systems, Inc. (acquired by Progress Software Corporation), Transaction Systems Architects, Inc., and Unica Corporation. For more information on JMI Equity, visit www.jmiequity.com.

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© 2007 Kronos Incorporated. Kronos and the Kronos logo are registered trademarks of Kronos Incorporated or a related company. All other product and company names mentioned are used for identification purposes only and may be trademarks of their respective owners.